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                                                                   EXHIBIT 1.1.2

                        GREYHOUND FINANCIAL CORPORATION

                                  $250,000,000
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                                               February 16, 1994

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated
Merrill Lynch World Headquarters
North Tower, 23rd Floor
World Financial Center
New York, New York 10281-1323

CITICORP SECURITIES, INC.
399 Park Avenue
New York, New York 10043

GOLDMAN, SACHS & CO.
85 Broad Street
New York, New York 10004

LEHMAN BROTHERS
Lehman Brothers Inc.
3 World Financial Center
New York, New York 10281-1200

SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048

              Re:  Amendment No. 1 to Distribution
                   Agreement dated September 25, 1992

Dear Sirs:

     Reference is hereby made to the Distribution Agreement, dated September 25, 1992 (the "Distribution Agreement"), among Greyhound Financial Corporation, a Delaware corporation (the "Company") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Citicorp Securities, Inc. (formerly Citicorp Securities Markets, Inc.), Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. (formerly, Shearson Lehman Brothers Inc.) (including its affiliate, Lehman Special Securities Inc.) and Salomon Brothers Inc as Agents with respect to the issue and sale by the Company of its Medium-Term Notes, Series B, described therein. Terms not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

     Pursuant to the third introductory paragraph of the Distribution Agreement, the Company hereby delivers to you an original copy of the Officers' Certificate delivered to the Trustee on the date hereof pursuant to Section 2.02 of the Indenture authorizing the issuance of $200,000,000 aggregate principal amount of Notes, in addition to $50,000,000 aggregate principal amount of Notes previously authorized for issuance but
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remaining unissued as of the date hereof; provided that, in calculating the aggregate principal amount of Notes authorized, with respect to Notes issued at a discount to face, the initial offering price shall be used, and with respect to Notes issued at a premium to face, the face amount of such Notes shall be used.

     The parties hereto agree that the Distribution Agreement is amended as follows:

     1. Clauses (viii), (ix), (x), (xvi) and (xvii) are restated in their entirety as follows:

        "(viii) Capital Stock. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus and the shares of issued and outstanding Common Stock set forth thereunder have been duly authorized and validly issued and are fully paid and nonassessable and GFC owns directly or indirectly all of the outstanding shares of the Common Stock and Redeemable Preferred Stock, par value $10,000 per share, which Common Stock and Redeemable Preferred Stock constitute all of the issued and outstanding capital stock of the Company, free and clear of any claims, liens, encumbrances or liabilities.

        (ix) No Defaults; Compliance with Laws; Regulatory Approvals. Neither the Company nor any of its subsidiaries is in violation of its charter or in default in the performance or observance of any obligations, agreements, covenants or conditions, which alone or in the aggregate are material, contained in any contracts, indentures, mortgages, loan agreements, notes, leases or other instruments, which alone or in the aggregate are material, to which it is a party or by which it or any of them or their properties may be bound; and the execution, delivery and performance of this Agreement, the Indenture and each applicable Terms Agreement, if any, and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or, to the best of its knowledge, any law, administrative regulation or administrative or court order or decree; and no consent, approval, authorization, order or decree of any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1939 Act, the 1933 Act Regulations or state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by you.

        (x) Licenses. The Company and its subsidiaries own or possess or have obtained, can obtain on reasonable terms or are in the process of obtaining, all material governmental licenses, permits, consents, orders, approvals and other authorizations necessary to lease or own, as the case may be, and to operate their respective properties and to carry on their respective businesses as presently conducted, except such as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by you.

        (xvi) Liens. The Company and its subsidiaries have made all necessary filings and taken all other necessary action so that, with respect to all of the equipment and other property reflected in the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 1993, and all equipment and other property acquired by the Company or a Restricted Subsidiary since then, the interest of the Company or of the appropriate subsidiary in such equipment or other property is free and clear, in all material respects, of any claims, liens, encumbrances or liabilities not also reflected in such consolidated balance sheet and that the interest of the Company or of the appropriate subsidiary has, in all material respects, been perfected so as not to be subordinate to the claim of a purchaser in due course or any other bona fide purchaser.

        (xvii) Financing Contracts. The financing contracts reflected in the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 1993 and the financing contracts

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        entered into by the Company or a Restricted Subsidiary since then are legal, valid and binding obligations of the obligors enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws relating to or affecting creditors' rights generally or by general equity principles; the obligors thereunder are, in the good faith business judgment of the Company and except to the extent reflected or stated in the Prospectus, financially capable of performing their respective obligations thereunder, and any defaults in the payments under all such contracts in the aggregate, at the date hereof, are not of such amount that, were no more payments to be received under the financing contracts in respect of which such defaults exist, and after considering estimated collateral values to be recovered, the consolidated financial condition or operations of the Company and its consolidated subsidiaries, or of the Company and the Restricted Subsidiaries, would be materially adversely affected thereby, excluding impairment of related reserves."

     Your signature below will signify your acknowledgement as of the date hereof of the Company's appointment of you as Agents with respect to the above referenced $250,000,000 aggregate principal amount of Notes (calculated as aforesaid) pursuant to the terms and conditions of the Distribution Agreement, and to the amendments to the Distribution Agreement as set forth above.

     This Amendment No. 1 to the Distribution Agreement may be executed in several counterparts, each of which shall be deemed an original hereof.

                                          Very truly yours,

                                          GREYHOUND FINANCIAL CORPORATION

                                          By:    /s/ SAMUEL L. EICHENFIELD
                                            ------------------------------------
                                                   Samuel L. Eichenfield
                                                   Chairman of the Board,
                                                    President and Chief
                                                     Executive Officer

Accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED

By:      /s/ SCOTT G. PRIMROSE
    ----------------------------------
            Scott G. Primrose,
           Authorized Signatory

CITICORP SECURITIES INC.

By:        /s/ JOHN WETZLER
    ----------------------------------
               John Wetzler

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GOLDMAN, SACHS & CO.

       /s/ FREDERICK KNECHT
- --------------------------------------
           Frederick Knecht

LEHMAN BROTHERS INC.

By:        /s/ HENRY MCDADE
    ----------------------------------
              Henry McDade,
            Managing Director

SALOMON BROTHERS INC

By:       /s/ PAMELA KENDALL
    ----------------------------------
             Pamela Kendall,
              Vice President

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